Exhibit 10.4

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made, entered into and is effective as of the date of signing, as shown below (the “Effective Date”), by and between iPCS Wireless, Inc., a Delaware corporation (the “Company”), and John J. Peterman (“Executive”), and, for the limited purposes specified herein, iPCS, Inc. (“Parent”).

WITNESSETH THAT:

WHEREAS, the Company and Executive have entered into a certain Employment Agreement, dated as of August 24, 2004, as amended (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated effective as of March 7, 2007 and was further amended as of February 22, 2008 (the “Amended Agreement”);

WHEREAS, the Company and Executive desire to substitute this Agreement for the Amended Agreement in its entirety effective as of the Effective Date and the Amended Agreement shall thereafter have no force and effect;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company, Executive, and, for the limited purposes specified, the Parent, as follows:

1.             Employment Period.  Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ Executive during the Employment Period (as defined below) and Executive hereby agrees to continue to remain in the employ of the Company and to provide services during the Employment Period in accordance with this Agreement.  The “Employment Period” shall be the period beginning on the Effective Date and ending on the fifth anniversary thereof, unless sooner terminated as provided herein.

2.             Change in Control.  In the event of a Change in Control (as defined below) of the Company or the Parent, the provisions of Exhibit A, which is attached hereto and which forms part of this Agreement, shall apply and the Employment Period shall expire on the later of (a) the first anniversary of the effective date of the Change in Control or (b) the last day of the Employment Period as determined under Section 1.  For purposes of this Agreement, the term “Change in Control” shall be as defined in the iPCS, Inc. 2004 Long-Term Stock Incentive Plan (the “Incentive Plan”), as in effect as of the Effective Date (modified as necessary, if applied to the Company, to substitute the Company for the Parent in such definition).

3.             Duties.  Executive agrees that during the Employment Period from and after the Effective Date, while Executive is employed by the Company, Executive will devote Executive’s full business time, energies and talents to serving as the Senior Vice President of Sales and Marketing of the Company and the Parent, at the direction of the Company’s Chief Executive Officer (“CEO”) and/or the Chief Operating Officer (“COO”).  Executive shall have such duties and responsibilities as may be assigned to Executive from time to time by the CEO or COO, shall perform all duties assigned to Executive faithfully and efficiently, subject to the direction of the CEO or COO, and shall have such authorities and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the responsibilities and duties required of Executive hereunder.  Executive will perform the duties required by this Agreement at the Company’s principal place of business unless the nature of such duties requires otherwise.  Notwithstanding the foregoing, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the CEO, inhibit, prohibit, interfere with or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Parent, the Company and their respective affiliates; provided, however, that Executive shall not serve on the board of directors of any business (other than the Parent or the Company or their respective affiliates) or hold any other position with any business without receiving the prior written consent of the CEO, which consent, with respect to serving on private company boards, may not be unreasonably withheld.

4.             Compensation and Benefits.  Subject to the terms and conditions of this Agreement, during the Employment Period, while Executive is employed by the Company, the Company shall compensate Executive for Executive’s services as follows for periods following the Effective Date:

(a)           Executive shall be compensated at an annual rate of $245,000 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company.  Beginning on January 1, 2009 and on each anniversary of such date, Executive’s rate of Annual Base Salary shall be reviewed by the CEO and/or the Compensation Committee (“Compensation Committee”) of the Parent’s Board of Directors (the “Board”), and following such review, the Annual Base Salary may be adjusted upward but in no event will be decreased.

(b)           Executive shall be entitled to receive performance based annual incentive bonuses (each, the “Incentive Bonus”) from the Company in accordance with the Company’s Executive Compensation Strategy and Incentive Design Plan as in effect from time to time (the “Incentive Bonus Plan”).  The annual Incentive Bonus at the target level of performance will be 50% of the Annual Base Salary for the year to which the bonus relates (the “Target Incentive Bonus”).  The annual Incentive Bonus may range from 50% to 200% of the Target Incentive Bonus based the level of the Company’s and Executive’s performance.  In addition, the Incentive Bonus is subject to further adjustment as described below.  Notwithstanding any other provision of this Section 4, the Target Incentive Bonus for fiscal year 2008 shall be based on a full year notwithstanding that the Effective Date occurs after the first day of the fiscal year.

After discussions with Executive, the CEO and/or the Compensation Committee shall establish annual incentive goals that provide Executive with the opportunity to earn an annual Incentive Bonus.  Such goals will be delivered in writing to Executive annually prior to the 60th day following the beginning of the applicable performance period.  Within 45 days after the end of each performance period, the CEO and/or the Compensation Committee shall review the goals for such year and develop recommendations as to the amount of Incentive Bonus Executive is eligible to receive based on the satisfaction of the applicable criteria.  The CEO’s and/or the Compensation Committee’s recommendation may include recommendations to increase or decrease the Incentive Bonus by up to an additional 20% based on individual performance.  All such recommendations will be submitted to the Board for review and amendment (if necessary).  Promptly after review by the Board, Executive shall be notified of the outcome and, if applicable, any Incentive Bonus that was awarded shall be paid, provided, however, that in no event shall the Incentive Bonus for any calendar year be paid later than March 15 of the year following the calendar year to which it relates.  Notwithstanding the Board’s review of the Compensation Committee’s recommendations, the Compensation Committee shall have the final authority to determine any Incentive Bonus actually payable to Executive hereunder, subject to the terms and conditions of this Agreement and the Incentive Bonus Plan.

(c)           The Executive shall be entitled to a monthly car allowance of $750.00, which amount shall be included in the Executive’s income.

(d)           Any determinations of grants or awards under the Incentive Plan shall be made in the sole discretion of the Compensation Committee and nothing in this Agreement shall be construed so as to entitle Executive to any such awards.

(e)           Except as otherwise specifically provided to the contrary in this Agreement, Executive shall be provided with pension and welfare fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior management employees and Executive shall be entitled to no less than four weeks’ vacation for each calendar year, no more than two weeks of which may be taken together, without the prior consent of the CEO.

(f)            Executive shall be reimbursed by the Company, on terms and conditions that are substantially similar to those that apply to other similarly situated senior management employees of the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are consistent with the Company’s expense reimbursement policy and actually incurred by Executive in the promotion of the Company’s business.

(g)           Executive shall be entitled, if applicable, to the “Gross-Up Payment” as described in Exhibit B, which is attached hereto and which forms a part of this Agreement.

Notwithstanding the foregoing, reimbursements payable in accordance with paragraph 4(f) which are taxable to Executive shall be made only if the request for reimbursement is submitted by Executive no later than 270 days after the calendar year in which the expenses were incurred and shall be paid by the Company no later than December 31 of the year following the year in which such expenses were incurred. In no event will the expenses eligible for reimbursement under paragraph 4(f) during a taxable year of Executive affect the expenses eligible for reimbursement in any other taxable year.

5.             Rights and Payments Upon Termination.  Executive’s right to benefits and payments, if any, for periods after the date on which Executive’s employment with the Company and its affiliates terminates for any reason (the “Termination Date”) shall be determined in accordance with this Section 5.  Executive shall not be deemed to have a Termination Date if he has not had a “separation from service” (within the meaning of section 409A of the Code) with the Company.

(a)           Minimum Payments.  If Executive’s Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the following payments, in addition to any payments or benefits to which Executive may be entitled under the following provisions of this Section 5 (other than this paragraph 5(a)) or the express terms of any employee benefit plan or as required by law:

(i)            Executive’s earned but unpaid Annual Base Salary for the period ending on Executive’s Termination Date;

(ii)           Executive’s earned but unpaid Incentive Bonus for the prior fiscal year;

(iii)          Executive’s accrued but unpaid vacation pay for the period ending with Executive’s Termination Date, as determined in accordance with the Company’s policy as in effect from time to time;

(iv)          Executive’s unreimbursed business expenses and all other items earned and owed to Executive through and including the Termination Date; and

(v)           the Gross-Up Payment, if applicable, to the extent provided by Exhibit B.

Payments to be made to Executive pursuant to this paragraph 5(a) (other than the payments in subparagraph 5(a)(v) which shall be payable as provided in Exhibit B) shall be made within 30 days after Executive’s Termination Date.  Except as may be otherwise expressly provided to the contrary in this Agreement or as otherwise provided by law, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company following Executive’s Termination Date for purposes of any employee benefit plan or arrangement in which Executive may participate at such time.

(b)           Termination By Company for Cause.  If Executive’s Termination Date occurs during the Employment Period and is a result of the Company’s termination of Executive’s employment on account of Cause (as defined in paragraph 5(f) below), then, except as described in paragraph 5(a) or as agreed in writing between Executive and the Company, Executive shall have no right to payments or benefits under this Agreement (and the Company shall have no obligation to make any such payments or provide any such benefits) for periods after Executive’s Termination Date.

(c)           Termination for Death or Disability.  If Executive’s Termination Date occurs during the Employment Period and is a result of Executive’s death or Disability, then, except as described in paragraph 5(a) or as agreed in writing between Executive and the Company, Executive (or in the event of Executive’s death, Executive’s estate) shall be entitled to the following:

(i)            continuing payments of Executive’s Annual Base Salary (payable in accordance with paragraph 4(a)) for the Continuation Period (as defined below), provided, however, that any continuing payments to Executive under this subparagraph (c)(i) shall be reduced by the value of any benefits paid to Executive for the same period of time under any Company-paid long-term disability income replacement coverage;

(ii)           continuation of health benefits for Executive and Executive’s “qualified beneficiaries,” as defined in section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)(“COBRA”) for the Continuation Period at a cost which is equal to that charged to similarly situated active employees of the Company and their dependents, which continuing health benefits shall be provided only if Executive and Executive’s qualified beneficiaries, as applicable, make a timely and proper election to be covered under COBRA and provided that such continuation of health benefits shall only be provided to Executive and Executive’s qualified beneficiaries while Executive and Executive’s qualified beneficiaries, as applicable, remain eligible for COBRA coverage;

(iii)          immediate vesting of any and all stock options, shares of restricted stock, restricted stock units, stock appreciation rights and other unvested incentive awards then held by Executive; and

(iv)          a lump sum payment equal to the Target Incentive Bonus for the year in which the Termination Date occurs, prorated (on a daily basis) through Executive’s Termination Date.

For purposes of this Agreement, the “Continuation Period” shall be the period commencing on Executive’s Termination Date and ending on the earlier of (A) the first anniversary of Executive’s Termination Date, or (B) if applicable, the date on which Executive violates the provisions of Sections 6 or 7 of this Agreement.  All lump sum payments required under this paragraph 5(c) shall be made no later than 15 days after Executive’s Termination Date.

(d)           Certain Terminations by the Company or Executive.  If Executive’s Termination Date occurs during the Employment Period and is a result of Executive’s termination of employment (A) by the Company for any reason other than Cause (and is not on account of Executive’s death, Disability, or voluntary resignation, or the mutual agreement of the parties or otherwise as pursuant to paragraph 5(e)), (B) by Executive following the Company’s breach of this Agreement in any material respect, or (C) by Executive after Executive’s principal place of employment with the Company is relocated outside of the greater Chicago metropolitan area, which, the parties acknowledge, constitutes a material adverse change in geographic location under section 409A of the Code, then, except as described in paragraph 5(a) or as agreed in writing between Executive and the Company, Executive shall be entitled to the following payments and benefits:

(i)            continuing payments of Executive’s Annual Base Salary (payable in accordance with paragraph 4(a)) for the Continuation Period;

(ii)           continuation of health benefits for Executive and Executive’s qualified beneficiaries for the Continuation Period at a cost which is equal to that charged to similarly situated active employees of the Company and their dependents, which continuing health benefits shall be provided only if Executive and Executive’s qualified beneficiaries, as applicable, make a timely and proper election to be covered under COBRA and provided that such continuation of health benefits shall only be provided to Executive and Executive’s qualified beneficiaries while Executive and Executive’s qualified beneficiaries, as applicable, remain eligible for COBRA coverage;

(iii)          a lump sum payment equal to the Target Incentive Bonus for the year in which the Termination Date occurs; and

(iv)          the additional vesting, as of the Termination Date, of any and all stock options, shares of restricted stock, restricted stock units, stock appreciation rights and other unvested incentive awards then held by Executive as if Executive had completed one additional year of service as of the Termination Date.

Notice by the Company that the term of this Agreement will not be renewed, and any subsequent termination of Executive’s employment at the end of the Employment Period, will not result in Executive being eligible for any payments or benefits contemplated by this paragraph 5(d).  If Executive is entitled to payments and benefits pursuant to Exhibit A, he shall not also be entitled to payments and benefits under this paragraph 5(d).  If Executive’s termination of employment is by Executive under clause (B) or (C) of paragraph 5(d), Executive shall be entitled to the payments and benefits described in this paragraph 5(d) only if Executive provides the Company notice of the existence of the condition described in such clause (B) or (C), as applicable, within 90 days after the initial occurrence of such condition, the Company fails to cure such condition within 30 days after such notice and Executive terminates his employment with the Company within 180 days after the initial occurrence of such condition.

All continuing salary payments required under this Section 5 shall be payable to Executive in accordance with the normal payroll practices of the Company except as otherwise provided herein.  Payments to be made and benefits to be provided to Executive pursuant to clauses (i), (ii) and (iii) of paragraph 5(d) shall be made or shall commence on the 70th day after Executive’s Termination Date provided that, as of the 60th day after Executive’s Termination Date, Executive has executed a general release of claims against the Company and its affiliates in the form set forth in Exhibit C to this Agreement (the “Release”) and the time period during which Executive can revoke the Release has expired.  The vesting and, if applicable, exercisability of awards under clause (iv) of paragraph 5(d) shall be effective as of the date Executive has executed the Release and the time period during which Executive can revoke the Release has expired. The Company shall pay Executive “make-up” payments in an amount equal to the amounts which would have otherwise been paid to Executive under paragraphs 5(d)(i) and (ii) had such payments commenced as of Executive’s Termination Date rather than on the 70th day after Executive’s Termination.  Such “make-up” payments shall be made within 10 days of the 70th day of Executive’s Termination Date.  If Executive has not executed the Release and the time period during which Executive can revoke the Release has not expired by the 60th day following the Termination Date, Executive shall forfeit all payments under paragraph 5(d). Notwithstanding the preceding sentence, if the requirements relating to the Release (the “Release Requirements”) are not satisfied due to a bona fide dispute between the Company and Executive as to the payments and benefits to which the Release Requirements relate (the “Subject Payments”) and Executive and the Company enter into a settlement agreement relating to the Subject Payments, then Executive shall be entitled to the Subject Payments (or the applicable portion thereof) in accordance with this paragraph 5(d) as though his Termination Date occurred on the earliest of (A) the date on which the Company and Executive enter into a legally binding settlement of the dispute, (B) the Company concedes that the Subject Payments are due, or (C) the Company is required to make the Subject Payments pursuant to a final and nonappealable judgment or other binding decision or, if later, the date on which the Subject Payments would have otherwise been made under this paragraph 5(d) (the applicable date being referred to as the “Disputed Payment Date”); provided, however, that Executive shall only be entitled to the Subject Payments pursuant to the foregoing provisions of this sentence if Executive makes prompt and reasonable good faith efforts to challenge the Company’s determination with respect to the Subject Payments and he shall not be considered to have made such prompt and reasonable good faith efforts unless he provides written notice to the Company within 60 days after his Termination Date and unless he takes further action to contest the Company’s determination within 180 days after his Termination Date.  If Executive is entitled to payments and benefits pursuant to the preceding sentence, in no event shall such payments and benefits be made later than the end of Executive’s taxable year in which the Disputed Payment Date occurs.

(e)           Termination for Voluntary Resignation, Mutual Agreement or Other Reasons.  If Executive’s Termination Date occurs during the Employment Period and is a result of Executive’s voluntary resignation, the mutual agreement of the parties, or any reason other than those specified in paragraphs (b), (c), or (d) above or Exhibit A, then, except as described in paragraph 5(a) or as agreed in writing between Executive and the Company, Executive shall have no right to payments or benefits under this Agreement (and the Company shall have no obligation to make any such payments or provide any such benefits) for periods after Executive’s Termination Date.

(f)            Definitions.  For purposes of this Agreement:

(i)            the term “Cause” shall mean (A) the continuous failure by Executive to substantially perform Executive’s duties under this Agreement, as determined by the CEO and/or the Board and after expiration of a cure period of 30 days following Executive’s receipt of written notice from the CEO and/or the Board describing such failure, (B) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, as determined by the CEO and/or the Board, (C) conduct by Executive that involves theft, fraud or dishonesty, (D) repeated instances of drug or alcohol abuse or unauthorized absences during scheduled work hours, (E) Executive’s having been convicted of, or having pled guilty or no contest to, a felony, or (F) Executive’s violation of the provisions of Section 6 or 7 of this Agreement; and

(ii)           the term “Disability” shall mean the inability of Executive to continue to perform Executive’s duties under this Agreement on a full-time basis as a result of mental or physical illness, sickness or injury for a period of 120 days within any 12-month period, as determined in the sole discretion of the CEO and/or the Board.

Notwithstanding any other provision of this Agreement, Executive shall automatically cease to be an officer of the Parent, the Company and their respective affiliates as of Executive’s Termination Date.

6.             Confidential Information.  Executive agrees that:

(a)           Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that Executive has express authorization from the Company, Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and its affiliates (collectively, “Confidential Information”) which was acquired by or disclosed to Executive during the course of Executive’s employment with the Company and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(b)           Confidential Information does not include (i) information which, at the time of disclosure is published, known publicly or is otherwise in the public domain, through no fault of Executive; (ii) information which, after disclosure is published or becomes known publicly or otherwise becomes part of the public domain, through no fault of Executive; and (iii) information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction.

(c)           To the extent that any court or agency seeks to have Executive disclose Confidential Information, Executive shall promptly inform the Company, and Executive shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency.  To the extent that Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, Executive shall follow the guidelines provided by the Company’s legal counsel on maintaining the confidentiality of such information and to preserve such privilege.

(d)           Nothing in the foregoing provisions of this Section 6 shall be construed so as to prevent Executive from using, in connection with Executive’s employment for himself or an employer other than the Company and its affiliates, knowledge which was acquired by Executive during the course of Executive’s employment with the Company and its affiliates and which is generally known to persons of Executive’s experience in other companies in the same industry.

7.             Noncompetition and Nonsolicitation.  While Executive is employed by the Company and its affiliates, and for a period of one (1) year after Executive’s Termination Date, Executive agrees that:

(a)           Executive will not, directly or indirectly engage in, assist, perform services for, establish or open, or have any equity interest (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System) in any person, firm, corporation, partnership or business entity (whether as an employee, officer, partner, director, agent, security holder, creditor, consultant, or otherwise) that engages in the Restricted Business (as defined below) in the Restricted Territory (as defined below);

(b)           Executive will not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, firm, corporation, partnership or business entity, solicit or attempt to solicit any party who is then or, during the 12-month period prior to such solicitation or attempt by Executive was (or was solicited to become), a customer of the Company, provided that the restriction in this paragraph 7(b) shall not apply to any activity on behalf of a business that is not a Restricted Business; and

(c)           Executive will not (and will not attempt to) solicit, entice, persuade or induce any individual who is employed by the Company or its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its affiliates, and Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

For purposes of this Agreement the term (A) “Restricted Business” means the business of providing wireless telecommunication services or any other business in which the Company or any of its affiliates is materially engaged (provided that for periods after Executive’s Termination Date, the foregoing shall apply only to businesses in which the Company or any of its affiliates were engaged on Executive’s Termination Date), and (B) “Restricted Territory” means the basic trading areas (as defined in the Rand McNally Commercial Atlas and Marketing Guide or the successor thereto) (“BTA”) in which the Company or any of its affiliates has been granted the right to carry on the Restricted Business or any other geographic area in which the Company or any of its affiliates conducts the Restricted Business (provided that for periods after Executive’s Termination Date, the foregoing shall apply only to BTAs in which the Company or any of its affiliates has been granted the right to carry on the Restricted Business, or other geographic areas in which the Company or any of its affiliates conducts the Restricted Business, as of Executive’s Termination Date).

8.             Equitable Remedies.  Executive acknowledges that the Company would be irreparably injured by a violation of Sections 6 or 7 hereof and Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of either Section 6 or 7.  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

9.             Notices.  Any notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the United States registered or certified mail, return receipt requested, postage prepaid and addressed, in the case of Executive, to the most recent home address reflected in the Company’s records and, in the case of the Company, to its principal executive offices, or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.  In addition, on and after Executive’s Termination Date, the Company shall notify Executive of the person or persons Executive should contact regarding matters relating to this Agreement (and the address and telephone number of such person or persons) and any changes to such contact information.  All notices pursuant to the preceding sentence shall be given in accordance with this Section 9.

10.           Withholding and Tax Treatment.  All compensation payable under this Agreement shall be subject to customary withholding taxes and other employment taxes as may be required with respect to compensation paid by a corporation to an employee and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding.  Except as specifically required herein, the Company shall have no obligation to make any payments to Executive or to make Executive whole for the amount of any required taxes.  Notwithstanding the foregoing, if withholding from any amount payable under this Agreement is required prior to the payment date for such amount and if such amount is subject to section 409A of the Code, withholding from such amount shall be limited to (a) the amount required to pay the tax imposed by the Federal Insurance Contributions Act (“FICA”) under sections 3101, 3121(a) and 3121(v) of the Code on such amount (the “FICA Amount”), and (b) income tax imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and to pay the additional income tax attributable to the pyramiding of wages under section 3401 and taxes.  Notwithstanding the foregoing, the total amount of withholding pursuant to the preceding sentence shall not exceed the aggregate FICA Amount and the income tax withholding related to such FICA Amount.

11.           Section 409A Delay in Payment.  Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder (including any payment made pursuant to any of the Exhibits attached hereto) is subject to section 409A of the Code, if such payment is to be paid on account of Executive’s separation from service (within the meaning of section 409A of the Code) and if Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), such payment shall be delayed until the first day of the seventh month following Executive’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement). In the case of a series of payments, the first payment shall include the amounts Executive would have been entitled to receive during the six month waiting period.  Any such determination shall be made in the reasonable judgment of the Company after consultation with Executive. For purposes of section 409A of the Code, each installment payment shall be considered a separate payment. To the extent that any installment payments may not be made during the six month period following Executive’s separation from service, such installment payments shall be made in a lump sum payment on the first day of the seventh month following Executive’s separation from service.

12.                                 Successors.  This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company.  To the extent applicable, this Agreement shall be binding on, and inure to the benefit of, the Parent and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise all or substantially all of the assets of the Parent.

13.                                 Nonalienation.  The interests of Executive under this Agreement are not subject to the claims of Executive’s creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

14.                                 Waiver of Breach.  The waiver by the Company or Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver by such party of any subsequent breach.  Continuation of payments hereunder by the Company following a breach by Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

15.                                 Severability.  It is mutually agreed and understood by the parties that should any of the agreements and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, including but not limited to the provisions of Sections 6 or 7, then the parties hereto consent that this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, said court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that said covenants and/or agreements are enforceable.

16.                                 Prevailing Party.  In the event of any action, proceeding or litigation (collectively, the “Action”) between the parties arising out of or in relation to this Agreement, the prevailing party in such Action, shall be entitled to recover, in addition to any damages, injunctions, or other relief and without regard to whether the Action is prosecuted to final appeal, all of its costs and expenses including, without limitation, reasonable attorney’s fees, from the non-prevailing party.  To the extent any payments made to Executive under this Section 16 are taxable to Executive, such payments will be made no later than December 31 of the year following the year in which the costs and expenses were incurred by Executive.

17.                                 Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to conflict of law principles.

18.                                 Amendment.  This Agreement may be amended or cancelled by mutual Agreement of the parties in writing without the consent of any other person.  Without limiting the generality of the foregoing, if the parties determine that amendments of this Agreement are necessary or desirable to conform this Agreement to the requirements of section 409A of the Code, proposed or final Treasury regulations or other guidance of general applicability issued thereunder, the parties will use good faith efforts to make amendments to the Agreement to conform the Agreement to section 409A while preserving the benefit of the Agreement to all parties; provided, however, that Executive is not under any obligation to agree to any such amendment and the Company shall not be obligated to consent to any amendment that would increase the cost of the Agreement to the Company; provided, however, that the Company’s consent to such amendments shall not be unreasonably withheld where the cost of such amendment is principally administrative and no additional benefits are conferred on Executive other than to cause the Agreement to conform to the requirements of section 409A.

19.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both of the parties hereto.

20.                                 Other Agreements.  This Agreement constitutes the sole and complete Agreement between or among the Company, the Parent, and Executive and supersedes all other prior or contemporaneous agreements, both oral and written, between or among the Company, the Parent, and Executive with respect to the matters contained herein including, without limitation, the Amended Agreement, any prior employment agreements and any severance agreements or arrangements between or among the parties. No verbal or other statements, inducements, or representations have been made to or relied upon by Executive. The parties have read and understand this Agreement.

IN WITNESS THEREOF, Executive has hereunto set Executive’s hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the date shown below.

iPCS Wireless, Inc.

By:	/s/ Timothy M. Yager

Its: President and Chief Executive Officer

EXECUTIVE

/s/ John J. Peterman
John J. Peterman

Date: December 26, 2008

IN WITNESS THEREOF, the Parent has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written, for the limited purposes specified herein.

iPCS, Inc.

By:	/s/ Timothy M. Yager

Its: President and Chief Executive Officer

Exhibit A

Change in Control

The provisions of this Exhibit A shall apply if Executive’s Termination Date (i) occurs during the Employment Period, (ii) occurs on or within the one year period after the effective date of a Change in Control, and (iii) is a result of the termination of Executive’s employment by the Company (or its successor) for any reason other than Cause or is a result of Executive’s termination of his employment with the Company (or its successor) within ninety days following the occurrence of an event constituting Good Reason (as defined in Section 2 of this Exhibit A).

1.                                       Benefits and Payments on Termination.  If the provisions of this Exhibit A apply, then Executive shall be entitled to the following payments and benefits (in addition to any payments and benefits to which he is entitled under paragraph 5(a) of the Agreement and the following provisions of this Exhibit A):

(a)                                  a lump sum payment equal to 150% of Executive’s Annual Base Salary, provided, however, that if the Change in Control pursuant to which benefits under this Exhibit A are to paid to Executive is not a change in the ownership or effective control of the Company within the meaning of section 409A of the Code, Executive shall be entitled to a lump sum payment equal to 50% of Executive’s Annual Base Salary and continuing payments of Executive’s Annual Base Salary for one year (payable in accordance with paragraph 4(a) of the Agreement);

(b)                                 continuation of health benefits which are substantially similar to those provided immediately prior to the Change in Control for Executive and Executive’s qualified beneficiaries at a cost which is equal to that charged immediately prior to the Change in Control to Executive, which continuing health benefits shall be provided only if Executive and Executive’s qualified beneficiaries, as applicable, make a timely and proper election to be covered under COBRA and shall only be provided for the portion of the period beginning on the Termination Date and ending on the eighteen month anniversary of the Termination Date during which Executive or Executive’s qualified beneficiaries, as applicable, remain eligible to receive COBRA coverage;

(c)                                  a lump sum payment equal to one times Executive’s Target Incentive Bonus for the year in which the Termination Date occurs;

(d)                                 immediate vesting of any and all stock options, restricted stock units, shares of restricted stock, stock appreciation rights or other incentive awards held by Executive; and

(e)                                  an amount equal to the Target Incentive Bonus that would have been payable to Executive for the fiscal year in which the Termination Date occurs assuming all

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applicable performance targets had been satisfied, pro rated (on a daily basis) through Executive’s Termination Date.

Continuing salary payments required under this Exhibit A, if any, shall be payable to Executive in accordance with the normal payroll practices of the Company except as otherwise provided herein.  To the extent any payments made to or on behalf of Executive for health continuation benefits pursuant to paragraph 1(b) are taxable to Executive, such payments shall be made no later than December 31 of the year following the year in which such premiums or claims are incurred and in no event will the payments Executive is eligible for during a taxable year of Executive affect the payments Executive is eligible for in any other taxable year.  Payments to be made and benefits to be provided to Executive pursuant to this Exhibit A (other than paragraph (d)) shall be made or shall commence on the 70th day after Executive’s Termination Date provided that, as of the 60th day after Executive’s Termination Date, Executive has executed the Release and the time period during which Executive can revoke the Release has expired. The vesting and, if applicable, exercisability of awards under paragraph (d) shall be effective as of the date Executive has executed the Release and the time period during which Executive can revoke the Release has expired. The Company shall pay Executive “make-up” payments in an amount equal to the amounts which would have otherwise been paid to Executive under paragraph 1(a) (but only with respect to salary continuation payments, if any) and paragraph 1(b) had such payments commenced as of Executive’s Termination Date rather than on the 70th day after Executive’s Termination Date.  Such “make-up” payments shall be made within 10 days of the 70th day of Executive’s Termination Date.  If Executive has not executed the Release and the time period during which Executive can revoke the Release has not expired by the 60th day following the Termination Date, Executive shall forfeit all payments under this Exhibit A.  Notwithstanding the preceding sentence, if the Release Requirements are not satisfied due to a bona fide dispute between the Company and Executive as to the payments and benefits to which the Release Requirements under this Exhibit A relate (the “Exhibit A Subject Payments”) and Executive and the Company enter into a settlement agreement relating to the Exhibit A Subject Payments, then Executive shall be entitled to the Exhibit A Subject Payments (or the applicable portion thereof) in accordance with this Exhibit A as though his Termination Date occurred on the earliest of (A) the date on which the Company and Executive enter into a legally binding settlement of the dispute, (B) the Company concedes that the Exhibit A Subject Payments are due, or (C) the Company is required to make the Exhibit A Subject Payments pursuant to a final and nonappealable judgment or other binding decision or, if later, the date on which the Exhibit A Subject Payments would have otherwise been made under this Exhibit A (the applicable date being referred to as the “Disputed Exhibit A Payment Date”); provided, however, that Executive shall only be entitled to the Exhibit A Subject Payments pursuant to the foregoing provisions of this sentence if Executive makes prompt and reasonable good faith efforts to challenge the Company’s determination with respect to the Exhibit A Subject Payments and he shall not be considered to have made such prompt and reasonable good faith efforts unless he provides written notice to the Company within 60 days after his Termination Date and unless he takes further action to contest the Company’s determination within 180 days after his Termination Date.  If Executive is entitled to payments and benefits pursuant to the preceding sentence, in no

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event shall such payments and benefits be made later than the end of Executive’s taxable year in which the Exhibit A Disputed Payment Date occurs.

2.                                       Definition of Good Reason.  For purposes of this Agreement, the term “Good Reason” means the occurrence of any of the following in anticipation of or within the one year period immediately following a Change in Control: (a) the assignment to Executive of duties that are materially inconsistent with Executive’s duties described in Section 3 of the Agreement, including, without limitation, a material diminution or reduction in Executive’s office or responsibilities or a material reduction in Executive’s rate of compensation or a material adverse change in Executive’s reporting relationship, (b) the relocation of Executive to a location that is not within 25 miles of Executive’s then current principal place of business and more than 25 miles from Executive’s then current principal residence which, the parties acknowledge, constitutes a material adverse change in geographic location under section 409A of the Code, or (c) the failure of the Company to continue in effect any of the Company’s annual and long-term incentive compensation plans or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which Executive participates (other than equity-based compensation arrangements) and such failure results in a material negative change to Executive, unless such failure to continue the plan, policy, practice or arrangement (i) is required by law, or (ii) pertains to all plan participants generally and the lost value is being replaced by a new plan, policy, practice or arrangement of reasonably equivalent value.  For purposes of the foregoing, there shall be deemed to be a material diminution or reduction in Executive’s office or responsibilities or a material adverse change in Executive’s reporting responsibilities if Executive ceases to report to the CEO and/or the COO. Notwithstanding the foregoing, Executive’s termination of employment shall not be on account of Good Reason unless Executive provides notice to the Company of the existence of the condition constituting “Good Reason” pursuant to this Section 2 within 90 days after the initial existence of the condition, and the Company fails to remedy such condition within 30 days after such notice and Executive terminates his employment within 180 days after the initial occurrence of such condition.

3.                                       Exercisability of Stock Options.  With respect to terminations to which this Exhibit A apply, the Parent agrees that for purposes of determining the exercisability of Executive’s stock options under the Incentive Plan outstanding on the Termination Date, subject to the terms of the Incentive Plan and the option agreements thereunder, options shall remain exercisable through the fifth anniversary of the Change in Control event, the Parent agrees to take any and all actions necessary, if any, to ensure that the Incentive Plan reflects the foregoing and the Parent agrees that each option agreement evidencing the options outstanding under the Incentive Plan shall reflect the foregoing.  Nothing in this Section 3 shall be deemed to extend the expiration date of any stock option granted under the Incentive Plan past the original expiration date of such option as determined at the time of grant.

4.             Noncompetition.  Notwithstanding the provisions of Section 7 of the Agreement to the contrary, if the provisions of this Exhibit A apply, for periods after Executive’s Termination Date, the Restricted Business and the Restricted Territory (as defined in Section 7

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of the Agreement) shall be determined as of the date immediately preceding the effective date of the Change in Control.

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Exhibit B

Gross-Up Payment

Subject to the provisions of this Exhibit B, Executive shall be eligible for the benefits described in this Exhibit B, and shall be subject to the terms of this Exhibit B, regardless of whether Executive is employed by the Company on or after the occurrence of a Change in Control and, if Executive’s Termination Date shall have occurred, regardless of the reason for such termination.

1.                                       Gross-Up Payment.  In the event it shall be determined that any payment, benefit or distribution (or combination thereof) from the Company, any affiliate, or trusts established by the Company or by any affiliate, for the benefit of its employees, to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise, and with a “payment” including, without limitation, the vesting of an option, restricted stock units, shares of restricted stock or other non-cash benefit or property) (any of which are referred to as a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and payroll taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of: (a) the Excise Tax imposed upon the Payments; plus (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.

2.                                       Determinations Relating to Gross-Up Payment.  All determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm that performed the last annual audit of the Company in the normal course of business immediately prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Company.  The Company shall provide such notice no later than twenty (20) days after there has been a Payment.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Exhibit B shall be paid by the Company to Executive within fifteen (15) days after the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm

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hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 3 of this Exhibit B and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to Executive or for Executive’s benefit within five (5) days after such determination is made.  Notwithstanding any provision to the contrary, all Underpayments shall be paid by the Company to Executive by the end of the calendar year next following the calendar year in which Executive remits the related taxes.

3.                                       Notification of Claim.  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(a)                                  give the Company any information requested by the Company relating to such claim;

(b)                                 take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)                                  cooperate with the Company in good faith in order to effectively contest such claim; and

(d)                                 permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to

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pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.                                       Refunds.  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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EXHIBIT C

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Release”) is made and entered into as of this        day of                     , 200  , by and between iPCS Wireless, Inc., its parent, iPCS, Inc.,  (collectively, the “Company”), and                      (the “Employee”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Termination of Employment.  The Employee and the Company agree that the Employee’s employment with the Company terminated effective                               .  The Employee further agrees that without prior written consent of the Company he will not hereafter seek reinstatement, recall or reemployment with the Company.

2.             Severance Payment.

(a)                                  A description of the payments to which the Employee may be entitled upon termination of employment are contained in Section 5 of the Amended and Restated Employment Agreement dated                       , 2008 and/or in Exhibits A and B thereto, both of which are incorporated by reference herein.

(b)                                 The payments described in this Paragraph 2 are over and above that to which the Employee would be otherwise entitled to upon the termination of his employment with the Company, absent executing this Release, notwithstanding the terms of the Amended and Restated Employment Agreement. Employee affirms that he has agreed in the Amended and Restated Employment Agreement that he is only entitled to such payments if he executes this Agreement and General Release.

3.             General Release.  In consideration of the payments to be made by the Company to the Employee in Paragraph 2 above, the Employee, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release.  Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any

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alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Human Rights Act, the Ohio Civil Rights Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company; provided, however, that nothing herein waives or releases the Employee’s rights to any payments or benefits the Company is required to pay or provide pursuant to the terms of the Amended and Restated Employment Agreement, including but not limited to, payments owing under Exhibit A and B thereof, or this Release.  The Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge.  The Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

4.             Covenant Not to Sue.  The Employee agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.  If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Employee will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

5.             No Disparaging, Untrue Or Misleading Statements.  The Employee  represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to, respectively, the Company, its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company’s behalf), or the Employee.  The Company represents that none of its senior officers or members of its Board of Directors  has made, and will not make, any disparaging, untrue, or misleading written or oral statements about or relating to the Employee.

6.             Severability.  If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same

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valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

7.             Waiver.  A waiver by the Company of a breach of any provision of this Release by the Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Employee.  No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

8.             Non-Disclosure.  The Employee agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family.

9.             Confidentiality.  Employee agrees that he will abide by the terms set forth in Paragraphs 6 and 7 of the Amended and Restated Employment Agreement dated                         , 2008.

10.           Return of Company Materials. Employee represents that he has returned all Company property and all originals and all copies, including electronic and hard copy, of all documents, within his possession at the time of the execution of this Agreement, including but not limited to the laptop computer, printer, Blackberry device, telephone, and credit card, as may be applicable.

11.           Representation.  Employee hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

(a)                                  this Agreement is written in a manner understood by Employee;

(b)                                 this release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

(c)                                  Employee has not waived any rights arising after the date of this Agreement;

(d)                                 Employee has received valuable consideration in exchange for the release in addition to amounts Employee is already entitled to receive; and

(e)                                  Employee has been advised to consult with an attorney prior to executing this Agreement.

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12.           Consideration and Revocation.  Employee is receiving this Agreement on                     , 200  , and Employee shall be given twenty-one (21) days from receipt of this Agreement to consider whether to sign the Agreement.  Employee agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period.  Moreover, Employee shall have seven (7) days following execution to revoke this Agreement in writing to the Secretary of the Company and the Agreement shall not take effect until those seven (7) days have ended.

13.           Future Cooperation.  In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company which relate to periods of time during the Employment Period (as defined in the Amended and Restated Employment Agreement), the Employee agrees to make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters.  The Employee shall be reimbursed for reasonable costs and expenses incurred by him as a result of actions taken pursuant to this Paragraph 13.  It is expressly agreed and understood that the Employee will provide only truthful testimony if required to do so, and that any payment to him is solely to reimburse his expenses  and costs for cooperation with the Company.  Nothing in this Paragraph 13 is intended to require Employee to expend an unreasonable period of time in activities required by this Paragraph.

14.           Amendment.  This Release may not be altered, amended, or modified except in writing signed by both the Employee and the Company.

15.           Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

16.           Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns.  Neither party may assign its respective interests hereunder without the express written consent of the other party.

17.           Applicable Law.  This Release shall be governed by, and construed in accordance with, the laws of the State of Illinois, and any court action commenced to enforce this Release shall have as its sole and exclusive venue the County of Cook, Illinois.

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18.           Execution of Release.  This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

If Employee signs this Agreement less than 21 days after he receives it from the Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.

IN WITNESS WHEREOF, the Employee and the Company have voluntarily signed this Agreement and General Release on the date set forth below.

iPCS, Inc.

By:

Its:

Employee

Date

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